Exhibit 99.1
GTSI Reports Third Quarter Results
HERNDON, VA., November 15, 2011 — GTSI Corp. (NASDAQ: GTSI), a systems integration, solutions and services provider to federal, state and local governments, today announced its financial results for the three months and nine months ended September 30, 2011.
Reported Results
For the third quarter of 2011, GTSI reported revenue of $95.8 million compared to $237.4 million for the third quarter of 2010, a revenue decline of 59.6%. Gross margin for the third quarter of 2011 decreased to $17.3 million from $29.8 million, a reduction of 41.9%, from the same period in 2010. Gross Margin percent for the third quarter was 18.1% compared to 12.5% for the same quarter last year. Operating expenses declined $2.9 million or 14.1% to $17.7 million compared to $20.6 million for the third quarter of 2010. The resulting loss from Operations of $0.4 million is a $9.6 million decline from the $9.2 million income from operations reported for the third quarter of 2010. Equity earnings from our investment in Eyak Technology LLC (EyakTek) declined $1.5 million. The decline is primarily a result of recognizing a partial period due to the sale of our EyakTek equity interest to EyakTek on August 19th. As a result of the sale, GTSI recognized a gain on the EyakTek investment of $7.3 million in the third quarter. The net income for the third quarter of 2011 was $4.3 million, compared to net income of $5.9 million for the same period in 2010. Earnings per share declined $0.18 per share or 29% compared to the same quarter last year.
For the nine months ended September 30, 2011, GTSI reported revenue of $247.4 million compared to $474.2 million for the same period in 2010, a decline of 47.8%. Gross margin for the nine months ended September 30, 2011 decreased $16.3 million to $44.5 million, or 26.8% when compared to the first nine months of 2010. Gross Margin percent for this period is 18.0% compared to 12.8% for the same period last year. Operating expenses declined $10.8 million or 16.8% to $53.7 million compared to $64.5 million for the first three quarters of 2010. The loss from Operations increased for the nine months ended September 30, 2011 by $5.5 million compared to the first nine months of 2010. Equity earnings from our EyakTek investment declined $3.0 million or 49.6% to $3.0 million for the first nine months of 2011. After recognizing the $7.3 million gain from the sale of our EyakTek equity interest, our total net income for the nine months ended September 30, 2011 was $139 thousand, compared to net income of $110 thousand for the same period in 2010. Earnings per share for both the nine months ended 2011 and 2010 is $0.01.
GTSI ended the quarter with $56.4 million in cash on hand. The Company had no long-term debt and no borrowings under its credit facility. As of September 30, 2011, GTSI had stockholders’ equity of $96.5 million or $9.99 per outstanding share.
Conference Call
An investor conference call to discuss third quarter results is scheduled for 11:00 a.m. Eastern Time November 15, 2011. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through January 14, 2012. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 p.m. eastern, January 14, 2012. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 61391114.

About GTSI Corp.
GTSI (NASDAQ: GTSI) is a leading provider of technology solutions and professional services to federal, state and local governments. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, customer service and more than 740 industry certifications to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in software development, data center, networking, collaboration, security and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support and financial services — and broad portfolio of contracts — ease the planning, purchasing and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Va., GTSI has approximately 500 employees. For more information visit the company’s website at www.gtsi.com.
Forward Looking Statements
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Peter Whitfield
Senior Vice President & Chief Financial Officer
703.502.2954
peter.whitfield@gtsi.com
All press releases are available in the News Room on GTSI.com

GTSI Corp. Unaudited Condensed Consolidated Statements of Operations
(In thousands, expect per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

SALES
Product	$80,408	$208,797	$205,375	$418,456
Service	13,951	15,907	32,273	38,581
Financing	1,423	12,663	9,752	17,191

	95,782	237,367	247,400	474,228

COST OF SALES
Product	69,412	189,092	178,123	378,833
Service	8,742	10,968	21,398	25,571
Financing	309	7,519	3,415	9,068

	78,463	207,579	202,936	413,472

GROSS MARGIN	17,319	29,788	44,464	60,756

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	17,681	20,592	53,651	64,452

(LOSS) GAIN FROM OPERATIONS	(362)	9,196	(9,187)	(3,696)

INTEREST AND OTHER INCOME, NET
Interest and other income	29	57	93	131
Equity income from EyakTek	7,930	2,170	10,317	6,029
Interest expense	(147)	(160)	(443)	(516)

Interest and other income, net	7,812	2,067	9,967	5,644

INCOME BEFORE INCOME TAXES	7,450	11,263	780	1,948

INCOME TAX EXPENSE	3,185	5,329	641	1,838

NET INCOME	$4,265	$5,934	$139	$110

EARNINGS PER SHARE
Basic	$0.44	$0.62	$0.01	$0.01

Diluted	$0.44	$0.62	$0.01	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,676	9,603	9,655	9,604

Diluted	9,690	9,629	9,677	9,653

GTSI Corp. Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$56,350	$4,049
Accounts receivable, net	102,001	154,891
Inventory, net	10,309	13,708
Deferred costs	3,657	6,991
Other current assets	2,460	2,462

Total current assets	174,777	182,101
Depreciable assets, net	5,255	7,452
Long-term receivables and other assets	3,962	14,291
Other intangible assets, net	4,370	—
Goodwill	7,718	—

TOTAL ASSETS	$196,082	$203,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,472	$50,870
Accounts payable — floor plan	20,291	35,172
Accrued liabilities	14,693	14,887
Deferred revenue	3,168	3,661

Total current liablilites	96,624	104,590
Other liabilities	2,979	3,044

Total liabilities	99,603	107,634
Total stockholders’ equity	96,479	96,210

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$196,082	$203,844